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                                                                   EXHIBIT 99(A)

                             STOCK OPTION AGREEMENT


        THIS STOCK OPTION AGREEMENT, dated as of March 23, 1994, by and between AmeriFed Financial Corp., a Delaware corporation (the "Company"), and NBD Bancorp, Inc., a Delaware corporation ("Bancorp").

                                  WITNESSETH:

        WHEREAS, the Company and Bancorp have entered into an Agreement and Plan of Reorganization and Agreement and Plan of Merger (collectively the "Agreements") of even date herewith providing for the merger of the Company with and into a subsidiary of Bancorp; and

        WHEREAS, Bancorp has paid the Company $1,000 as consideration for the grant of the Option (as hereinafter defined), which has further been made to induce Bancorp to enter into the Agreements;

        NOW, THEREFORE, in consideration of such cash payment and the mutual covenants and agreements set forth herein and in the Agreements, the parties hereto agree as follows:

        1. Grant of Option. The Company hereby irrevocably grants to Bancorp an option (the "Option") to purchase up to 610,578 shares (the "Option Shares") of common stock of the Company (the "Company Common Stock") at a price per Option Share equal to $32.75 (the "Option Price").

        2. Exercise of Option. The Option may be exercised by Bancorp, in whole or in part, at any time or from time to time, on or before March 31, 1995; provided, however, the Option may not be exercised at any time that
Bancorp is in material breach of the Agreements.   In the event Bancorp wishes
to exercise the Option, Bancorp shall send a written notice to the Company specifying the total number of Option Shares it will purchase and a place and date not later than 60 business days from the date such notice is mailed for the closing of such purchase (the "Closing"), provided that if the approval of any governmental authority requisite to such purchase shall not have been obtained prior to such Closing the date therefor shall be postponed to a date 10 business days following receipt of all such required approvals and provided further that Bancorp, at any time prior to such Closing, may rescind any notice delivered by it pursuant to this Section 2. The option fee of $1,000 shall be applied against the aggregate Option Price.

        3. Pre-Conditions to Exercise of Option. Bancorp may exercise the Option only if any of the following events has occurred:

                (a)   The making, other than by Bancorp (or any of its
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        subsidiaries), of a tender or exchange offer for 10% or more of the shares of the Company Common Stock and the person making such tender or exchange offer has filed documents with the Securities and Exchange Commission (SEC) in connection therewith and has received all requisite regulatory approvals to own or control 10% or more of the Company Common Stock;

                (b) The acquisition hereafter, by any person or group of persons (other than Bancorp or any of its subsidiaries or a person or group which would be eligible to file an SEC Schedule 13G) of beneficial ownership of 10% or more of the outstanding shares of the Company Common Stock (the terms "group" and "beneficial ownership" having the meanings assigned thereto in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder);

                (c) The acceptance by the Company of any firm proposal, however conditional or future, by any person other than Bancorp (or any of its subsidiaries), to: (i) acquire the Company (or any of its banking subsidiaries) by merger, consolidation, purchase of all or substantially all of the Company's or such subsidiary's assets or other similar transaction, or (ii) make a tender or exchange offer described in (a) above.

        4. Payment and Delivery of Certificate(s). Subject to any necessary regulatory approval, at any Closing hereunder: (a) Bancorp will make payment to the Company of the aggregate price for the Option Shares so purchased by delivery of immediately available funds, and (b) the Company will deliver to Bancorp a certificate or certificates representing the Option Shares so purchased.

        5. Representations and Warranties of the Company. The Company hereby represents and warrants to Bancorp as follows:

                (a) Due Authorization. This Stock Option Agreement has been duly authorized by all necessary corporate action on the part of the Company and has been duly executed by a duly authorized officer of the Company and constitutes a valid and binding obligation of the Company.

                (b) Option Shares. Except for any filings required to be made with any governmental authorities, which filings shall be made as promptly as possible after the date hereof, the Company has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and at all times from the date hereof to such time as the obligation to deliver shares of the Company Common Stock hereunder terminates will have reserved for issuance upon exercise of the Option, 610,578 shares of the Company Common Stock, all of which, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, shall be free and clear of all claims, liens, encumbrances, and security interests and will


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        not have been issued in violation of any preemptive right of any of the shareholders of the Company.

                (c) Conflicting Instruments. Neither the execution and delivery of this Stock Option Agreement nor the consummation of the transactions contemplated hereby will violate or result in any violation of or be in conflict with or constitute a default under any term of the certificate of incorporation or by-laws of the Company or of any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to the Company.

        6. Representations and Warranties of Bancorp. Bancorp hereby represents and warrants to the Company as follows:

                (a) Due Authorization. This Stock Option Agreement has been duly authorized by all necessary corporate action on the part of Bancorp and has been duly executed by a duly authorized officer of Bancorp and constitutes a valid and binding obligation of Bancorp.

                (b) Purchase for Own Account. Bancorp hereby represents and warrants to the Company that the Option is, and any shares of the Company Common Stock issued upon its exercise will be, purchased by Bancorp for its own account and not with a view to the public distribution thereof and will not be transferred except in a transaction registered or exempt from registration under the Securities Act of 1933, as amended (the "1933 Act"), and a legend to such effect shall be noted on such shares of Common Stock.

        7. Adjustment Upon Changes in Capitalization. In the event of any change in the Company Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the number and kind of shares subject to the Option and the purchase price per share of the Company Common Stock shall be appropriately adjusted.

        8. Right of Repurchase. In the event that (a) Option Shares have been purchased by Bancorp pursuant to the terms of this Stock Option Agreement and (b) the Agreements are terminated by reason of: (i) mutual agreement of the parties, or (ii) material breach thereof by Bancorp or any of its subsidiaries, the Company shall have the right to purchase for cash all but not less than all of the Option Shares theretofore purchased by Bancorp. This right of purchase shall be exercised by the Company by giving notice to Bancorp, within seven (7) business days after any such termination, of the Company's intention to purchase all of the Option Shares theretofore purchased by Bancorp. Further, if the Option Shares have been purchased by Bancorp after an event set forth in Paragraph 3(a) or (c) has occurred, and subsequently the tender or exchange offer or proposal contemplated thereby is terminated, then the Company shall have the right at the
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end of six (6) months after such termination and within seven (7) business days thereafter to repurchase all of the Option Shares from Bancorp by giving written notice of its intention to repurchase within such seven (7) business day period. Further, if the Option Shares have been purchased by Bancorp after an event set forth in Paragraph 3(b) has occurred, and subsequently a tender or exchange offer or other proposal to acquire the Company is not consummated by the acquiring persons within six (6) months after such purchase, then the Company shall have the right at the end of six (6) months thereafter and within seven (7) business days thereof to repurchase all of the Option Shares from Bancorp by giving written notice of its intention to repurchase within such seven (7) business day period. The purchase price per share of the Company Common Stock shall be equal to that paid by Bancorp in its purchase of such Option Shares plus interest payable at a rate equal to the rate publicly announced by NBD Bank, N.A. (Michigan) from time to time as its Prime Rate from the date of the purchase referred to in Paragraph 4 hereof to the date of repurchase. The closing of any such repurchase by the Company shall take place on such date as shall be agreed upon by the parties as soon as practicable but in no event later than ten (10) business days after receipt of any necessary regulatory clearance and the Company shall promptly file any notice or application for such clearance.

        9.  Cash Put.  At any time the Option is exercisable in accordance with
Section 3, at the request of Bancorp, the Company shall repurchase the Option from Bancorp at a price (the "Option Repurchase Price") equal to (x) the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which the Option may be exercised plus (y) Bancorp's out-of-pocket expenses (as defined below), to the extent not previously reimbursed. The term "market/offer price" shall mean the highest of
(i) the price per share of Company Common Stock at which a tender offer or exchange offer has been made, (ii) the price per share of Company Common Stock to be paid by any third party pursuant to an agreement with the Company, (iii) the highest closing price for a share of Company Common Stock within the six-month period immediately preceding the date Bancorp gives the notice of the required repurchase pursuant to this section and (iv) in the event of an agreement by the Company to sell all or substantially all of its assets, the sum of the price to be paid in such sale for such assets and the current market value of the remaining assets of the Company as determined by a nationally recognized independent investment banking firm selected by Bancorp, as the case may be, divided by the number of shares of Company Common Stock outstanding at the time of such sale. In determining the "market/offer price," the value of consideration other than cash shall be determined by such an investment banking firm. "Out-of-pocket expenses" shall mean Bancorp's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Agreements and this Agreement, including without limitation legal, accounting and investment banking fees.

        10.  Miscellaneous.



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                (a)   Assignment.  This Stock Option Agreement shall not be
        sold, transferred, assigned, pledged or hypothecated by Bancorp, except to a wholly-owned subsidiary of Bancorp, without the prior written consent of the Company.

                (b) Amendments. This Stock Option Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

                (c) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by delivery, by cable, telegram or telex, or by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties as follows:


                           If to Bancorp:

                           Louis Betanzos, Executive Vice President
                           NBD Bancorp, Inc.
                           611 Woodward Avenue
                           Detroit, Michigan  48226

                           with a copy to:

                           Daniel T. Lis, Senior Vice President
                           NBD Bancorp, Inc.
                           611 Woodward Avenue
                           Detroit, Michigan  48226

                           If to the Company:

                           Robert B. Breidert, President
                            and Chief Executive Officer
                           AmeriFed Financial Corp.
                           4 Scott Street
                           Joliet, Illinois  60431

                           with a copy to:

                           John Bruno, Esquire
                           Muldoon, Murphy & Faucette
                           5101 Wisconsin Avenue N.W.
                           Washington, D.C.  20016

        or to such other address as either party may have furnished to the other in



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        writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

                (d) Governing Law. This Stock Option Agreement shall be governed by and construed in accordance with the substantive law of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

                (e) Counterparts. This Stock Option Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

                (f) Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.



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        IN WITNESS WHEREOF, the undersigned parties have caused this Stock
Option Agreement to be duly executed as of the day and year first above written.

ATTEST:                                     NBD BANCORP, INC.


By: /s/ Richard J. McCullen                 By: /s/ James R. Lancaster
    ----------------------------                ------------------------
                                            James R. Lancaster
                                            Executive Vice President


ATTEST:                                     AMERIFED FINANCIAL CORP.


By: /s/ Steven J. Morrissette               By: /s/ Robert B. Breidert
    ----------------------------                ------------------------
                                            Robert B. Breidert
                                            President & Chief Executive Officer